Exhibit 99.1

FOR IMMEDIATE RELEASE:	Oct. 29, 2012

Oregon Commission Approves Key Mechanisms in NW Natural Rate Case Decision

PORTLAND, Ore. — Northwest Natural Gas Company, dba NW Natural (NYSE:NWN) today announced that the Public Utility Commission of Oregon (OPUC) issued a Preliminary Order (Order) regarding the company’s application for a General Rate Revision (Docket UG-221) that was filed in December of last year. A final order presenting the Commission’s rationale for its decisions is expected to be released later this week.

In the Order, the Commission determined that NW Natural’s annual revenue requirement should be increased $8.7 million or 1.2 percent, with an allowed rate of return on rate base of 7.78 percent and an allowed return on equity of 9.5 percent. However, this increase includes recovery of amounts that had previously been deferred through the company’s decoupling mechanism of about $15 million. As a result, the overall effect on the company is a decline in net operating revenues (utility margin) of approximately $6 million on an annualized basis. For 2012, the company estimates the impact of lost margin to be between $2 million and $3 million. The company’s capital structure was approved at 50 percent equity and 50 percent long-term debt.

As part of the Order, the Commission approved a new Site Remediation and Recovery Mechanism (SRRM). The SRRM allows recovery of costs the company has prudently incurred, and will continue to incur, for environmental remediation of sites historically used to manufacture gas for customers. As part of the SRRM, each year one-fifth of the company’s deferred expenses will be collected in rates. The SRRM will begin after the Commission conducts a prudency review of environmental expenses incurred to date. The company expects the SRRM to result in an additional 1 to 3 percent rate increase once implemented.

The Commission also adopted two partial stipulations, or settlement agreements, that the parties to the case had reached. In adopting these stipulations, the OPUC approved NW Natural’s revenue decoupling mechanism, and the company’s Weather Adjusted Rate Mechanism (WARM) on an ongoing basis. Together, these mechanisms ensure the company’s recovery of its fixed costs is not dependent on weather variations and per-customer gas usage.

The approved stipulations also include the extension of NW Natural’s system integrity program that annually tracks pipeline safety investments into rates.

As part of the Order, the company will be able to offer customers shorter service appointment windows and credit/debit card payments at no additional charge.

“While we are disappointed in some of the revenue requirement decisions, we successfully secured an array of regulatory mechanisms that will help ensure our future strength and stability,” said Gregg Kantor, NW Natural President and CEO. “With decoupling, weather normalization, the system integrity program and a new environmental recovery mechanism, the interests of our customers and our shareholders are well aligned.”

There are three outstanding issues in the case that will be resolved in future proceedings with the OPUC.

First, the Commission will review how NW Natural recovers its working gas inventory carrying costs. The company estimates those carrying costs to be about $4 million in margin annually, the collection of which would be in addition to the $8.7 million revenue increase discussed above.

Second, the Commission decided to open a new docket to consider whether prepaid pension assets for Oregon utilities should be added to rate base. Until the conclusion of that new proceeding, NW Natural will continue to collect and defer pension costs based on FAS 87 expense methodology.

Third, the OPUC plans to review the company’s revenue-sharing arrangement on its interstate storage activities.

In the Order, the OPUC ruled that NW Natural cannot amortize deferred tax amounts that represent the increase in deferred taxes caused by the 2009 Oregon tax rate change. As a result, the company expects to take a one-time, after-tax charge of $2.7 million in the third quarter.

The Commission’s final order may act to modify or supplement the information described herein. NW Natural will need to review and analyze the final order to more fully determine the effects of the Commission’s decisions.

Lower natural gas prices drive rates down for 4th consecutive year

Separate from the general rate revision, NW Natural updated its annual Purchased Gas Adjustment (PGA) filing on Oct. 15, requesting the OPUC approve a 7 percent rate reduction for residential customers, an 8 percent reduction for commercial customers, and a 14 percent reduction for industrial customers due to lower natural gas prices.

If the PGA is approved as filed, the rate reduction due to lower gas prices coupled with the general rate case changes will result in an overall 5 percent rate reduction for residential customers, a 6 percent reduction for commercial customers, and a 15 percent reduction for industrial customers.

That means an average residential customer using 53 therms per month would see a monthly bill decrease of $3, and an average commercial customer using 221 therms per month would see a monthly bill decrease of $14.

“Over the last four years, our customers have saved about $400 million from lower natural gas prices,” said Kantor. “Robust domestic natural gas supplies are helping customers save on their monthly gas bills again winter.”

New rates for all customer classes will be effective Nov. 1, 2012.

Forward-Looking Statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, commodity costs or supplies, customer rates, financial positions, revenues and earnings, performance, legislative actions and impact, rate case outcomes, regulatory cost recovery, effects of regulatory actions or approvals, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 681,000 residential, commercial, and industrial customers in Oregon and Southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. Additional information is available at www.nwnatural.com.

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For more information contact:

Media:	Investor:
Kim Heiting (503) 220-2366	Bob Hess, (503) 220-2388
kah@nwnatural.com	rsh@nwnatural.com

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